EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated as of February 15, 1996, between Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and Edward F. Kosnik ("Executive"), a resident of the State of Connecticut.

                              W I T N E S S E T H:

                  WHEREAS, the Executive currently serves as the Company's Senior Executive Vice President and Chief Financial Officer; and

                  WHEREAS, the Company believes that the services performed to date by Executive have been of substantial value to the Company and that Executive's continued service would be of great value to the Company; and

                  WHEREAS, the Company desires to assure itself of Executive's continued employment and Executive is willing to continue his employment with the Company upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and Executive hereby agree as follows:

                  1.       Term of Employment.

                  Except as provided in Section 8, the Company shall employ Executive for the period commencing on August 17, 1995 (the "Effective Date") and ending on August 31, 2000 (the "Employment Period").

                  2.       Duties.

                  During Executive's employment hereunder, Executive agrees (a) to serve as Senior Executive Vice President and Chief Financial Officer of the Company and (b) to perform such duties as may be assigned to him from time to time by the Company which are consistent with the Executive's skill, position, training and ability. During his employment hereunder, Executive shall devote his entire time, energy and skill during regular business hours (other than during periods of illness, vacation and other approved absences) to the affairs of the Company and to the promotion of its interests.

                  3.       Base Compensation.

                  During the term of this Agreement, the Company shall pay Executive a base salary at an annual rate of not less than $400,000 in approximately equal installments payable semi-monthly. The Company shall annually review Executive's base salary and he shall be eligible for an increase in such then existing base salary, contingent on his performance and the Company's then existing merit increase guidelines applicable to employees with responsibilities and skills similar to those of Executive. During the term hereof, the Company shall not have the ability to decrease the then existing base salary of Executive without his consent.

                  4.       Incentive Compensation.

                  During the term of this Agreement, Executive will participate in the Company's annual and long term incentive compensation programs at a level commensurate with his position at the Company and consistent with then current policies and practices. The amount payable to Executive under the applicable annual bonus plan in respect of his services to the Company for each of the calendar years 1995 and 1996 shall not be less than $200,000

                  5.       Supplemental Retirement Benefits.

                    (a) Pre-55 Age and Service Supplement. If, prior to attaining age 55, Executive's employment is terminated (i) by reason of his death, (ii) by the Company under the provisions of Section 8(a)(iii) or (iii) by Executive under the provisions of Section 8(a)(iv)or Section 8(a) (v), then the benefit of Executive (or his spouse, if applicable) under Section 4.1(a) of the Company's Supplemental Executive Retirement Plan for Senior Management (the "SERP") shall be calculated as if Executive had remained in the Company's employ until the last day of the month in which Executive attains (or would have attained) age 55 and earned compensation during such period of deemed employment at a rate equal to his actual compensation in effect immediately prior to such termination.

                    (b) Special Spouse's Benefit. If Executive dies prior to attaining age 55 while an employee of the Company or while receiving benefits under Section 8(b)(i) or Section 8(b)(ii), the Company shall pay Executive's spouse a special spouse's benefit, commencing as of the first day of the calendar month immediately following the date of Executive's death, and continuing until the first day of the month next following the date on which Executive would have attained age 55, in an amount equal to the sum of (x) the benefits that would be payable to Executive's spouse under the SERP and (y) the benefits that would be payable to Executive's spouse under Section 5(a), determined as though Executive had lived until age 55, commenced payment of his benefits in the form of a 50% joint and survivor annuity and died immediately thereafter.

                    (c) Manner of Payment. Any additional retirement benefit payable in accordance with Section 5(a) shall be paid at the same time, in the same manner and subject to the same terms and conditions as, benefits payable to Executive under the SERP, except that in no event shall the benefits payable under Section 5(a) be less than the actuarial equivalent of the benefit payable thereunder at the age at which Executive elects to commence receipt of his retirement benefits. Without limiting the generality of the foregoing, upon the occurrence of a Change of Control of the Company, as defined in the SERP, the Company shall contribute to a grantor trust an amount sufficient to fund, on a present value basis, the Company's obligations, if any, to Executive (or his spouse) under Sections 5(a) and 5(b).

                    (d) No Mitigation. Notwithstanding anything in this Agreement or the SERP to the contrary, the benefits payable to Executive under Section 5(a) shall not be reduced, offset or otherwise altered by reason of Executive's employment with any other employer during the period that such benefits are payable, unless, in connection with such employment, Executive breaches his covenants under this Agreement.

               6.   Benefits and Perquisites.

               Executive shall be entitled to participate in the employee benefit plans, policies and programs which are available generally to the Company's employees. Executive shall be provided with perquisites in accordance with the Company's plans, programs and policies generally applicable to senior officers.

               7.   Expenses.

               The Company agrees to reimburse Executive for expenses properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Company. Executive will provide the Company with substantiation of such expenses in such manner as is reasonably requested by the Company.

               8.   Termination of Employment and this Agreement.

                    (a) Executive's employment hereunder shall cease and
               terminate upon the earliest of the events specified below:

                                   (i)  The death of Executive.

                                   (ii) Termination of Executive's employment
               for Cause, limited to (A) a finding by the Board of Directors of the Company that the Executive has willfully and materially failed, refused or neglected to perform and discharge his duties and responsibilities hereunder for at least 10 business days after written notice from the Company setting forth the actions or omissions, as the case may be, which constitute such failure, refusal or neglect, (B) a violation of any of the covenants set forth in Sections 9 through 14 hereof, (C) a material breach of Executive's fiduciary duties to the Company or any subsidiary or affiliate which results in a material detriment to the Company, (D) repeated material gross misconduct by Executive,
               (E) commission by Executive of an intentional tort against the business and operations of the Company or any member of the same controlled group of corporations (the "A & A Group") which results in a material detriment to the Company or any member of the A & A Group or (F) Executive's commission of an act constituting a criminal act which the Board of Directors of the Company determines in good faith will have a material adverse impact on the business or reputation of the Company or any member of the A & A Group if Executive remains in the Company's employ.



                                   (iii)Termination of Executive's employment
               by the Company other than for Cause pursuant to 90 days' written notice to Executive.

                                   (iv) Termination of Executive's employment by
               Executive for Good Reason, limited to a termination occurring (A) within 90 days following a reduction in Executive's base salary payable under Section 3, (B) within 90 days following a material breach of this Agreement by the Company, or (C) within 90 days following the relocation of Executive's principal place of employment to any location other than a principal city in North America, the United Kingdom, Australia or Western Europe; provided, however, that Executive shall give the Company at least 30 days prior written notice of his intention to terminate his employment under this subsection 8(a)(iv).

                                   (v) Termination of Executive's employment by
               Executive within 36 months following a Change of Control (as defined in the SERP, as in effect on the date hereof and expressly incorporated herein by reference) which is a termination for Good Reason under the A&A Services Senior Executive Severance Plan (the "Severance Plan").

                    (b) Post-Termination Matters

                                   (i) Severance Benefits. If Executive's
               employment is terminated by the Company pursuant to Section 8(a)(iii) or by Executive pursuant to Section 8(a)(iv), Executive shall be entitled to receive from the Company, in a single lump sum payment, an amount equal to two times his then current annual salary and his targeted annual bonus for the then current year in lieu of any benefits under the Severance Plan to which Executive would otherwise be entitled. Executive shall, however, also be entitled to receive those benefits listed in Section 8.1.2.b of the Severance Plan as of the date of this Agreement for the shorter of the period ending (A) 24 months from the termination of his employment or (B) upon his commencement of subsequent employment by an employer other than the Company.

                                   (ii) Termination Following a Change of
               Control. If Executive's employment is terminated by either party pursuant to Section 8(a)(v), Executive shall be entitled to receive from the Company an amount equal to three times his then current annual salary and his targeted annual bonus for the then current year in lieu of any benefits under the Severance Plan to which Executive would otherwise be entitled.

                                   (iii) Liquidated Damages. The amount paid to
               Executive pursuant to either Section 8(b)(i) or Section 8(b)(ii) shall be paid as liquidated damages and shall be in lieu of all other amounts which may be due to Executive as severance pay or otherwise as a result of the termination of Executive's employment hereunder, except that Executive's rights under
               Section 5 hereof and any benefit plan, policy or arrangement providing benefits other than severance shall be determined under the terms of such Section or such plan, policy or arrangement.

                                   (iv) Breach by Executive. Executive agrees
               that his failure to remain in the Company's employ in accordance with the terms of this Agreement may result in disruption of the ongoing business affairs of the Company. Executive therefore agrees that, in addition to any other rights or remedies available to the Company, if Executive terminates his employment hereunder for reasons other than those described in Section 8(a)(iv) or Section 8(a)(v) and obtains (or intends to obtain) other employment, Executive shall not disclose any information regarding such employment to any third party, including, without limitation, any Client (as defined below), without the written consent of the Company for a period of 90 days after giving the Company written notice of his intent to terminate his employment with the Company. Additionally, if the Company provides Executive with written notice not later than two business days after the termination of Executive's employment, Executive shall refrain from commencing such other employment and shall refrain from publicizing his obtaining of such other employment for a period of time specified in such notice ("Notice Period"), which Notice Period shall not exceed ninety (90) days from the date of such notice. During the Notice Period, the Company shall continue compensation, benefits and perquisites for Executive at the rate and level in effect as of the termination of his employment and shall not require Executive to perform any services on behalf of the Company except to reasonably cooperate in any appropriate announcement of Executive's termination of employment with the Company.

                                   (v) Definition of "Client". As used herein,
        "Client" shall mean any actual clients and customers of the Company, and any active prospective clients or customers of the Company which Executive alone, or in combination with others, handled, serviced, or solicited at any time during the two

        (2) year period immediately preceding the termination of Executive's employment with the Company.

                  9.       Confidentiality and Non-Disclosure.

                  It is understood that in the course of Executive's employment with the Company, Executive has become and will continue to become acquainted with Confidential Information (as defined below). Executive recognizes that Confidential Information has been developed by the members of the A & A Group at great expense, is confidential and proprietary to the members of the A&A Group, and is and shall remain the exclusive property of the members of the A& A Group. Executive agrees that Executive will not without the express, written consent of the Company during the term of employment and for two (2) years after the Termination Date, disclose, copy, make any use of, or remove from the Company's premises Confidential Information (as defined below), except as may be required in the course of Executive's employment. "Confidential Information" shall mean the confidential and proprietary information of any member of the A & A Group relating to: (a) internal business and management practices and procedures; (b) sources with which insurance is placed; (c) A & A clients' policy expiration dates, policy terms, conditions, and rates; (d) A & A clients' risk characteristics and confidential information; (e) insurance markets and marketing for A&A clients; (f) salary, bonus and other personal information relating to employees of any member of the A&A Group; (g) corporate financial and business information, strategies and plans of A&A, any member of the A&A Group, or the A&A Group as a whole; (h) corporate human resource information, strategies and plans of A & A, any member of the A & A Group, or the A & A Group as a whole; (i) decisions and deliberations of committees or boards of any member of the A & A Group in which Executive participates; or (i) litigation affecting any member (s) of the A & A Group.

                  10.      Recruitment of Employees.

                  Executive recognizes that the employees of each member of the A & A Group are a valuable resource of each such member. Executive agrees that Executive shall not, for a period of two (2) years following the Termination Date, either alone or in conjunction with any other person or entity solicit, induce or recruit any employee to leave the employ of any member of the A & A Group.

                  11.      Right to New Ideas.

                  Any invention, improvement, innovation, new product, process, or idea made or developed by Executive, alone or in conjunction with others, during the course of Executive's employment with the Company, relating to the business of any member of the A & A Group, shall be deemed to have been made or developed by Executive solely for the benefit of such member and shall be the sole and exclusive property of such member. Executive shall not, either during the course of Executive's employment or after the Termination Date, use or disclose to any third party such invention, improvement, innovation or new product, process or idea, except as expressly authorized by the Company in writing.



                  12.      Return of Confidential Information.

                  As of the Termination Date Executive shall promptly return to the Company originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying Confidential Information, or relating directly or indirectly to the business of any member of the A & A Group, in the possession or control of Executive.

                  13.      Prior Covenants.

                  Executive agrees that the covenants contained in this Agreement are in addition to and not in lieu of any covenants previously entered into between Executive and the Company and reaffirms the validity, reasonableness and his willingness to be bound by the terms of those prior covenants.

                  14.      Disclosure of this Agreement.

                  As soon as reasonably possible prior to the commencement by Executive of employment with any third party during the two (2) year period following the Termination Date, Executive shall promptly furnish such new employer with a copy of this Agreement.

                  15.      Remedies with Respect to Covenants.

                                   (a) The parties recognize that irreparable
injury will result to the A & A Group, its business and its property in the event of a breach by Executive of the covenants contained in Section 8(b)(iv), and Sections 9 through 14 (a "Breach"). It is agreed that in the event of any Breach, or threatened Breach, the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such Breach or threatened Breach. Executive agrees that any member of the A & A Group for which Executive performs services may enforce this Agreement. Executive and the Company agree that all reasonable expenses, including attorneys' fees, that are incurred by the party that is successful in any action involving any such covenant shall be borne by the losing party.

                                   (b) If Executive shall have committed a
Breach under Section 9 or 10, and if the Company shall bring legal action for injunctive or other relief, such relief shall have the duration specified in such Section, commencing from the date such relief is granted, but reduced by the period of time elapsed between the Termination Date and such Breach.

                  16.      Nature and Reformation of Covenants.

                                   (a) Executive agrees and acknowledges that
nothing contained in this Agreement or the enforcement of any covenant herein alters or shall alter Executive's ability to obtain a livelihood for the Executive or Executive's family. Executive recognizes that the covenants contained in this Agreement are reasonably necessary to protect the Company's legitimate interest in the customers and accounts Executive develops as an employee and to protect Confidential Information. Executive further acknowledges that the business of the Company and the A & A Group is not confined to a specific geographical area, and that the absence of a geographical limitation in Sections 9 and 10 hereof is, in view of the nature of the business, reasonable.

                                   (b) Executive agrees that the covenants
contained in Section 8(b)(iv) and Sections 9 through 14 are a substantial part of the consideration being received by the Company in respect of this Agreement, and are being made by Executive expressly to induce the Company to enter into this Agreement. Executive and the Company agree that if any provision of any such covenant cannot be enforced as written, due to the length or scope of the prohibitions contained therein or for any other reason, a court or arbitrator having jurisdiction over this Agreement shall reform any such unenforceable provision so that it shall be enforceable in the manner which provides the Company and each member of the A & A Group with the greatest level of protection permissible at law.

                  17.      Assignment.

                  This Agreement shall not be assigned by either Executive or the Company except that the Company shall have the right to assign its rights hereunder to any direct or indirect parent or subsidiary of the Company or to any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise. The Company represents and warrants that it currently has no intention to enter into any transactions which could result in this Agreement being assigned.

                  18.      Survival.

                  The provisions of Section 5, Section 8(b) and Sections 9 through 16 shall survive the term of this Agreement and shall continue in full force and effect in accordance with their terms.

                  19.      Notices.

                  All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed within the continental United States by first-class, registered or certified mail, return receipt requested postage and registry fees prepaid and addressed as follows:


                  (a)      if to the Company:

                           Alexander & Alexander Services Inc.
                           1185 Avenue of the Americas
                           New York, New York  10036
                           Attn: General Counsel

                  (b)      if to Executive:

                           Edward F. Kosnik
                           9 Ashton Drive
                           Greenwich, Connecticut  06831

                  Addresses may be changed by notice in writing signed by the addressee.

                  20.      Disputes.

                  Any disputes arising under this Agreement (excepting disputes relating to the covenants set forth in Sections 9, 10, 11, 12, 13 and/or 14) shall be resolved by binding arbitration under the rules of the American Arbitration Association then in effect in the State of New York, by an arbitrator acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Any such arbitration shall be held in New York, New York, and the costs of such arbitration shall be borne by the party who loses such arbitration.

                  21.      Miscellaneous.

                        (a) Entire Agreement. Except as otherwise expressly provided, this Agreement embodies the en tire understanding between Executive and the Company, except that nothing in this Agreement shall be deemed to limit, restrict, constrain, supersede or otherwise impair the Company's rights and benefits under the terms of any agreement between the Company and Executive in effect on the date hereof regarding confidentially, non-competition by Executive, non-solicitation or any other matter discussed and described in Sections 9 through 16 hereof.

                        (b) Amendments. No amendment, change, alteration or other modification of this Agreement shall be made except in writing signed by both parties hereto.


                        (c) Headings. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

                        (d) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal and unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                        (e) Governing Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Maryland.

               (f) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.


                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                           ALEXANDER & ALEXANDER SERVICES INC.



                                           By:
                                           ------------------------------------





                                           Edward F. Kosnik



                                           -------------------------------------

                               AMENDMENT NUMBER 1


         THIS AMENDMENT made as of the 16th day of February, 1996, by and between Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and Edward F. Kosnik (the "Executive"), a resident of the State of Connecticut.


                                   WITNESSETH

         WHEREAS, the Executive and the Company are party to a certain Employment Agreement dated as of February 15, 1996 (the "Employment Agreement"); and

         WHEREAS, the Executive and the Company are desirous of amending the Employment Agreement, to more fully set forth their mutual responsibilities and obligations in the event of a change of control of the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 8(a)(v) of the Employment Agreement shall be omitted in its entirety and replaced by The following:

         "(v) Termination of Executive's employment by Executive within 36 months following a Potential Change of Control or a Change of Control, as defined in that certain Employment Continuation Agreement dated as of February 16, 1996 between the Executive and the Company, which agreement is attached hereto as Exhibit A and incorporated herein by reference (the "Exhibit A Agreement"). Except as expressly provided below, in the event of the occurrence of a Change of Control or a Potential Change of Control, the terms of the Exhibit A Agreement shall be the sole and exclusive agreement governing the employment relationship between the Company and the Executive, and this Agreement shall be of no further force and effect. Notwithstanding the foregoing sentence: (i) in the event that either the Board of Directors or the Executive, following the occurrence of a Potential Change of Control, shall exercise the right pursuant to section 1(b) of the Exhibit A Agreement to terminate the Exhibit A Agreement, then this Agreement shall become effective immediately upon such action by the Board of Directors or the Executive, as if no termination of this Agreement shall have occurred; and (ii) the terms and obligations of sections 5, 8(v), 9, 10, 11, and 12 of this Agreement shall survive such termination of this Agreement."

         2. Section 8(b)(ii) of the Employment Agreement shall be omitted in its entirety and replaced by the following:

         (ii) Termination Following a Change of Control. If Executive's employment is terminated by either party pursuant to the terms of the Exhibit A Agreement, Executive shall be entitled to receive from the Company those payments and benefits specified in the Exhibit A Agreement.

         3. Except as amended herein, the Employment Agreement remains unmodified and in full force and effect.


         IN WITNESS WHEREOF, the parties hereto execute this Amendment Number 1 as of the date first written above.



                                            ALEXANDER & ALEXANDER SERVICES INC.




                                            By:________________________________
                                            Its:


                                            ------------------------------------
                                                     Edward F. Kosnik

                        EMPLOYMENT CONTINUATION AGREEMENT


THIS AGREEMENT between Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and Edward F. Kosnik (the "Executive"), dated as of this 16th day of February 1996.


                              W I T N E S S E T H :


         WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

         WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

         WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

         WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

         WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

          1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the earlier of the date on which a Potential Change of Control or Change of Control occurs (the "Effective Date"), provided that if the Executive is not employed by the Company, or is employed but on a disability leave of absence, on the Effective Date, this Agreement shall be void and without effect.

       (b) Termination of Agreement Following a Potential Change of
Control. Notwithstanding Section 1(a), in the event the Effective Date occurs upon a Potential Change of Control, this Agreement shall cease to be effective upon (i) a good faith determination by the Board of Directors of the Company ("Board") that the events giving rise to a Potential Change of Control will not result in the occurrence of a Change of Control or (ii) receipt by the Company of a written notice from the Executive, given after the first anniversary of the occurrence of a Potential Change of Control (but prior to the occurrence of a Change of Control), that he wants the Agreement to cease to be effective. Following such a determination by the Board or receipt of such a notice from the Executive, neither the Company nor the Executive shall have any obligation to the other under this Agreement, unless and until it thereafter again becomes effective by reason of the occurrence of another Potential Change of Control or any actual Change of Control.

                  (c) Employee's Election. At the Employee's election, the rights and benefits afforded the Employee under the terms and conditions set forth in this Agreement are in lieu of, and not in addition to, any severance benefits the Employee may be entitled to receive pursuant to any employment agreement or arrangement between the Company and the Employee or any severance plan or arrangement offered by the Company under which the Employee is eligible.

         2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (i) Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Section 13(d) and 13(g) of the 1934 Act) of more than 35% of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors of the Company; or

                  (ii) The stockholders of the Company approve a definitive agreement for (A) the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

                  (iii) During any period of two years or less, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for the election by the stockholders of the Company, of each new director was approved by a vote of at least 75% of the directors then still in office who were directors at the beginning of the period;

provided, however, that a "change of control" shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Company or any of it is Subsidiaries, any profit-sharing, employee ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.

          (b) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

     (i) a Person commences a tender offer (with adequate financing) for securities representing at least 20% of the voting power of the Company's securities;

     (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

     (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

     (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.


         3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the third anniversary of the Effective Date. Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a substantially lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written notice delivered to the Executive (i) within 30 days following such demotion and (ii) prior to the occurrence of a Potential Change of Control or a Change of Control.

         4. Duties. From and after the Effective Date, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the duties and responsibilities reasonably commensurate with his skills, ability and training assigned to him from time to time by the Company, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company. During the Employment Period, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

         5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

                  (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under the Company's employee benefit programs, including, but not limited to, all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date.

                  (f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

                  (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

                  (h) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

                  6. Termination. (a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect immediately prior to the Effective Date.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

                  (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:

                  (i) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) the Company's requiring the Executive to be based at any office or location more than 35 miles (or such other distance as shall be set forth in the Company's relocation policy as in effect at the Effective Time) from that location at which he principally performed his services immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                  (iii) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
         Section 12(b).

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

                  7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c)  Termination  by the Company other than for Cause and
                       ------------------------------------------------------
Termination by the Executive for Good Reason.
---------------------------------------------

                  (i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

                  (A)      the Executive's Earned Salary;

                  (B) an amount equal to the product of (i) the incentive compensation the Executive would have been entitled to receive under Paragraph 5(b) for the calendar year in which his employment terminates had he remained employed for the entire year and assuming that all targets for such year had been met (the "Target Bonus"), multiplied by (ii) a fraction, the numerator of which is equal to the number of days in the calendar year of the Executive's termination of employment which have elapsed, as of the date of such termination, and the denominator of which is 365 (the "Accrued Bonus");

                  (C) a cash amount (the "Severance Amount") equal to three times the sum of

                           (1)      the Executive's annual Base Salary; and

                           (2)      the greater of

                                    (x)   the average of the bonuses payable to
                                          the Executive for the five fiscal
                                          years of the Company (or such lesser
                                          period for which the Executive was
                                          employed, with any bonus payable for
                                          any period of employment of less than
                                          a full fiscal year annualized for the
                                          purposes of this calculation) ending
                                          immediately prior to the Effective
                                          Date; or

                                    (y)   the Target Bonus

                    (D) a cash amount (the "Incremental Retirement Benefit") equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), of the additional retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to the Executive under any employee benefit plan qualified under Section 401(a) of the Code and under any supplemental retirement plan or arrangement based on (x) the age and service the Executive would have attained or completed had the Executive continued in the Company's employ until the expiration of the Employment Period and, (y) where compensation is a relevant factor, his pensionable compensation at the Date of Termination; and

                    (E)  the Accrued Obligations.

         The Earned Salary, Accrued Bonus, Severance Amount and Incremental Retirement Benefit shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the third anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

                  (iii) In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist and independent counsel chosen by the Board of Directors of the Company shall have determined after appropriate investigation that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive his Earned Salary, Accrued Bonus and Accrued Obligations.

                  (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e)) following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

                  (e)  Limit on Payments by the Company.

                  (i) Application of Section 7(e). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this
          Section 7(e) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

                  (ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

                  (iii) Imposition of Payment Cap. If (x) the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (y) the Executive would receive a greater net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 7(e)(iii), then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

               (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

               (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                    (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                         Section 280G of the Code.

                  (v) Applicable Tax Rates. For purposes of determining whether the Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 7(e)(iii), the Executive shall be deemed to pay:

                  (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

                  (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

         provided, however, that the Executive may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

                  (vi) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(e) (or this Section 7(e) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive being subject an Excise Tax and the Executive would still be subject to the Payment Cap under the provisions of Section 7(e)(iii), then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the

          Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this
          Section 7(e) is not applied to reduce the Executive's entitlements under this Section 7 because the Accountants determine that the Executive would not receive a greater net-after tax benefit by applying this Section 7(e) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the Executive would have received a greater net after tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this
          Section 7(e) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

                  8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                  9. No Offset; No Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.

          10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

        11. Confidential Information; Noncompetition and Nonsolicitation. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

              (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

              (b)  [This section is intentionally omitted.]

              (c) Nonsolicitation of Employees. During the Employment Period and for 180 days year following the termination of the Employment Period, Executive will not, directly or indirectly, induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof.

                  (d) Company Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.

                  (e) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 11. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Paragraph 11, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him. In no event, however, shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

     13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

                  (b) Arbitration. Except to the extent provided in Section 11(e), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York, New York and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

                  (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:  at the home address of the  Executive  noted
                        on the records of the Company

  If to the Company:    Alexander & Alexander Services
                        1185 Avenue of the Americas
                        New York, New York

                        Attn.: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11 are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

     (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                                            ALEXANDER & ALEXANDER SERVICES INC.



                                          -----------------------------------
                                          Frank G. Zarb
                                          Chairman of the Board,
                                          President and Chief Executive Officer


WITNESSED:





------------------------------




                                            EXECUTIVE:




                                            ------------------------------------
                                            Edward F. Kosnik

WITNESSED:




-------------------------------